Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Malibu Boats, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-203976) on Form S-3 and registration statement (No. 333-193833) on Form S-8 of Malibu Boats, Inc. of our report dated September 7, 2017, with respect to the consolidated balance sheets of Malibu Boats, Inc. and subsidiaries as of June 30, 2017 and 2016, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows, for the years then ended, which report appears in the June 30, 2017 annual report on Form 10-K of Malibu Boats, Inc.

/s/ KPMG LLP
Knoxville, Tennessee
September 7, 2017